EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

    We have issued our reports dated March 31, 2008 (which includes an explanatory paragraph relating to the adoption of Staff Accounting Bulletin No. 108, FASB Interpretation No. 48 and Statement of Financial Accounting Standard No. 123(R)) accompanying the consolidated financial statements and schedule and management’s assessment of the effectiveness of internal control over financial reporting included in the Annual Report of PharmaNet Development Group, Inc. (formerly SFBC International, Inc.) on Form 10-K for the year ended December 31, 2007. We hereby consent to the incorporation by reference of said reports in this Registration Statement on Form S-8.

/s/ Grant Thornton LLP

Philadelphia, Pennsylvania

April 7, 2008